Exhibit 10.1b

Amendment to the
MISCOR Group, Ltd. 2005 Stock Option Plan

This Amendment to the MISCOR Group, Ltd., 2005 Stock Option Plan, as amended (the “Amendment”) is made as of February 7, 2008, by MISCOR Group, Ltd., an Indiana corporation (the “Corporation”).

RECITALS

WHEREAS, the Board of Directors and shareholders of the Corporation duly approved and adopted the MISCOR Group, Ltd., 2005 Stock Option Plan on August 23, 2005, as amended (name change only) on May 1, 2007 (the “Plan”);

WHEREAS, pursuant to Section 4 of the Plan, after giving effect to the 1-for-25 reverse stock split of the Corporation’s common stock, without par value (“Common Stock”), that occurred on January 14, 2008, there are currently reserved for issuance upon the exercise of Options granted under the Plan 80,000 shares of Common Stock, which may be either authorized but unissued shares of the Corporation or issued shares held by the Corporation as treasury shares;

WHEREAS, also pursuant to Section 4 of the Plan, the number of shares for which Options may be granted under the Plan shall not exceed the number of shares of Common Stock reserved for issuance under the Plan as set forth above; and

WHEREAS, the Corporation desires to increase the number of shares of Common Stock for which Options may be granted under the Plan to provide for the issuance of additional shares to participants under the Plan.

NOW, THEREFORE, the Plan is amended as follows:

1.           Stock Subject to the Plan.  Subject to Section 2 hereof, the first sentence of Section 4 of the Plan shall be amended and restated in its entirety to read as follows:

“There shall be reserved for issuance upon the exercise of Options granted under the Plan, two hundred thousand (200,000) (post-reverse-split) shares of Common Stock, which may be either authorized but unissued shares of the Corporation, or issued shares heretofore or hereafter reacquired by the Corporation and held as treasury shares.”

2.           Effective Date of Amendment.  This Amendment shall be effective as of the date on which the Board of Directors of the Corporation shall have approved this Amendment, provided that the shareholders of the Corporation also approve this Amendment within 12 months after the date of approval by the Board.

3.           General.  Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings given to such terms under the Plan.  All other provisions contained in the Plan and not otherwise amended pursuant hereto shall remain unchanged and shall continue in full force and effect.  Except as expressly provided herein, the Plan and this Amendment shall be construed, wherever possible, in a manner consistent with one another, but in the event of any irreconcilable inconsistencies, this Amendment shall control.

The Corporation has caused this Amendment to the MISCOR Group, Ltd., 2005 Stock Option Plan to be executed as of the date first above written.

MISCOR Group, Ltd.

By:	/s/ John A. Martell
Name: John A. Martell
Title: President and Chief Executive Officer

Adopted by the Board of Directors of MISCOR Group, Ltd., as of February 7, 2008

Adopted by the Shareholders of MISCOR Group, Ltd., as of May 15, 2008